EXHIBIT 2.1

                                                                  EXECUTION COPY

                    ---------------------------------------

                            ASSET PURCHASE AGREEMENT

                                      among

                              DFI ACQUISITION CORP.

                                       and

                          MDS CONSULTING SERVICES, INC.

                                       and

                                 MARK D. SOLOMON


                            Dated: February 18, 2000

                    ---------------------------------------

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                                TABLE OF CONTENTS
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      AGREEMENT...................................................................................................1

   SUMMARY OF TRANSACTION.........................................................................................1

   ARTICLE I......................................................................................................1

   SALE OF ASSETS AND TERMS OF PAYMENT............................................................................1

      1.01     Assets Being Sold .................................................................................1

               (a)  Real Property Lease...........................................................................1
               (b)  Furniture and Equipment.......................................................................1
               (c)  Inventories...................................................................................1
               (d)  Contracts and Commitments.....................................................................1
               (e)  Books and Records.............................................................................2
               (f)  Governmental Licenses, Permits and Authorizations.............................................2
               (g)  Deposits, Credits and Prepaid Expenses........................................................2
               (h)  Proprietary Rights............................................................................2
               (i)  Intangible Assets.............................................................................2
               (j)  Other Assets..................................................................................2

      1.02     Retained Assets....................................................................................2

      1.03     Assumed Liabilities; Retained Liabilities..........................................................2

      1.04     Purchase Price.....................................................................................3

      1.05     Earn-Out Payments..................................................................................3

      1.06     Allocation of the Purchase Price...................................................................3

      1.07     Absolute Sale......................................................................................3

      1.08     Other Contracts....................................................................................4

      1.09     Bulk Sales Laws....................................................................................4

      1.10     Proration of Certain Items.........................................................................4

   ARTICLE II - RELATED AGREEMENTS................................................................................5

      2.01     Employment Agreement...............................................................................5

      2.02     Intenionally Omitted................................................................................

      2.03     Bill of Sale.......................................................................................5

      2.04     Assignment and Assumption Agreement................................................................5

      2.05     Real Property Lease Assignment.....................................................................5
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   ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDER EXECUTIVE...........................5

      3.01     Organization and Good Standing; No Investments.....................................................5

      3.02     Authorization; Compliance with Other Instruments and Law...........................................6

      3.02A    Authority of Executive Shareholder.................................................................7

      3.03     Financial Statements...............................................................................7

      3.04     Operation of the Business in the Ordinary Course...................................................8

      3.05     Tax Matters.......................................................................................10

      3.06     Material Contracts and Commitments................................................................10

      3.07     Licenses, Permits and Authorizations..............................................................11

      3.08     Title to Purchased Assets.........................................................................11

      3.09     Proprietary Rights................................................................................12

      3.10     Employee Benefit Plans; Labor Matters.............................................................12

      3.11     Litigation and Other Claims.......................................................................14

      3.12     No Material Adverse Change........................................................................14

      3.13     Sufficiency of the Purchased Assets...............................................................14

      3.14     Compliance with Laws..............................................................................14

      3.15     Real Property Lease...............................................................................15

      3.16     Condition of Purchased Assets.....................................................................15

      3.17     Environmental Matters.............................................................................15

      3.18     Computer and Other Systems........................................................................17

      3.19     Insurance.........................................................................................17

      3.20     Full Disclosure...................................................................................17

      3.21     Corporate Name....................................................................................18

      3.22     Guarantees........................................................................................18

      3.23     Compensation of Employees.........................................................................18

      3.24     Employee Relations................................................................................18

      3.25.    Labor Agreements..................................................................................18

   ARTICLE IV - REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER...............................................18

      4.01     Organization and Good Standing....................................................................19

      4.02     Due Authorization.................................................................................19

   ARTICLE V - THE CLOSING.......................................................................................19

      5.01     Time and Place of Closing.........................................................................19
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      5.02     Instruments of Transfer, Etc......................................................................19

               (a)  Seller.......................................................................................19
               (b)  Buyer........................................................................................20
               (c)  Stockholder Executive........................................................................20

   ARTICLE VI - EMPLOYEES........................................................................................21

      6.01     Employment with Buyer.............................................................................21

      6.02     Third Parties.....................................................................................21

   ARTICLE VII  - WORKERS COMPENSATION, PRODUCT  LIABILITY RESPONSIBILITY........................................21

      7.01     Responsibility for Prior Claims...................................................................21

   ARTICLE VIII - POST CLOSING COVENANTS.........................................................................22

      8.01     Expenses..........................................................................................22

      8.02     Further Assurances................................................................................22

      8.03     Commissions and Fees..............................................................................22

      8.04     Sales, Transfer and Use Taxes.....................................................................22

      8.05     Nondisclosure.....................................................................................22

      8.06     Indemnification...................................................................................23

               (a)  By Seller and Stockholder Executive..........................................................23
               (b)  By Buyer.....................................................................................24
               (c)  Survival.....................................................................................24
               (d)  Set-Off......................................................................................24

      8.07     Defense of Claims.................................................................................24

      8.08     Access to Records.................................................................................26

      8.09     Accounts Receivable...............................................................................26

      8.10     Noncompetition Covenant of Stockholder Executive..................................................26

      8.11     Cessation of Business of Seller...................................................................26

      8.12    Press Releases and Public Announcements............................................................26

   ARTICLE IX - MISCELLANEOUS....................................................................................26

      9.01     Binding Effect....................................................................................27

      9.02     No Assignment.....................................................................................27

      9.03     Counterparts......................................................................................27

      9.04     Governing Law.....................................................................................28

      9.05     Arbitration.......................................................................................28

      9.06     Survival..........................................................................................28
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      9.07     Notices...........................................................................................28

               (a)  To Buyer.....................................................................................29
               (b) To Seller and the Stockholder Executive.......................................................29

      9.08     Amendment and Modification........................................................................29

      9.09     Waiver of Compliance..............................................................................29

      9.10     Interpretation....................................................................................29

      9.11     Entire Agreement..................................................................................30

      9.12     Severability......................................................................................31
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                                                                       PAGE/SECTION
SCHEDULE          DESCRIPTION                                            REFERENCE
--------          -----------                                            ---------
1.01(a)           Real Property Lease                                   1  [1.01(a)]

1.01(b)           Furniture and Equipment                               1  [1.01(b)]

1.01(d)           Assigned Contracts                                    1  [1.01(d)]

1.01(f)           Governmental Licenses, Permits and Authorizations     2  [1.01(f)]

1.01(h)           Proprietary Rights                                    2  [1.01(h)]

1.02(a)           Outstanding Accounts Receivable                       2  [1.02]

1.02(b)           Books and Records of Seller Excluded                  2  [1.02]

1.06              Allocation of Purchase Price                          3  [1.06]

3.01A             Non-Qualified Jurisdictions                           6  [3.01]

3.01B             Qualified Jurisdictions                               6  [3.01]

3.01C             Seller's Articles and By-Laws                         6  [3.01]

3.03A             Year-End Financial Statements                         7  [3.03]

3.03B             Most Recent Financial Statements                      7  [3.03]

3.03C             Undisclosed Liabilities                               8  [3.03]

3.04(b)           Material Changes                                      8  [3.04(b)]

3.05              Tax Matters                                           10 [3.05]

3.06              Material Contracts and Commitments                    10 [3.06]

3.07              Licenses, Permits and Authorizations                  11 [3.07]

3.08              Title to Purchased Assets                             11 [3.08]

3.09              Proprietary Rights                                    12 [3.09]

3.10              Employee Benefit Plans; Labor Matters                 12 [3.10]
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                                                                       PAGE/SECTION
SCHEDULE          DESCRIPTION                                            REFERENCE
--------          -----------                                            ---------
3.11              Litigation                                            14 [3.11]

3.14              Compliance with Laws                                  14 [3.14]

3.16              Personal Property Leases                              15 [3.16]

3.17              Environmental Matters                                 15 [3.17]

3.19              Insurance                                             17 [3.19]

3.22              Guarantees                                            17 [3.22]

3.23              Officers, Employees and Consultants                   18 [3.23]

3.24A             Employment Matters                                    18 [3.24]

3.24B             Employment Contracts                                  18 [3.24]

8.03              Broker's Commissions                                  21 [8.03]
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                                                                 PAGE/SECTION
     EXHIBIT        DESCRIPTION                                   REFERENCE
     -------        -----------                                   ---------
        A           Employment Agreement                         5   [2.02]
        B           Intentionally  Omitted
        C           Bill of Sale                                 6   [2.04]
        D           Assignment and Assumption Agreement          6   [2.05]
        E           Real Property Lease Assignment               22  [5.02(a)]
        F           Intentionally Omitted
        G           Intentionally Omitted
        H           Earn-out                                     3   [1.05]

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                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is made as of February 18, 2000 among DFI Acquisition Corp., a Florida Corporation and wholly-owned subsidiary of Technisource, Inc. ("Buyer"), MDS Consulting Services, Inc., a Connecticut corporation ("Seller"), and Mark D. Solomon (the "Stockholder Executive").

                             SUMMARY OF TRANSACTION

         Seller wishes to sell and Buyer wishes to purchase substantially all of the assets of Seller. To effect such transaction and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                       SALE OF ASSETS AND TERMS OF PAYMENT

         1.01 ASSETS BEING SOLD (THE "PURCHASED ASSETS"). Seller agrees to sell and transfer to Buyer and Buyer agrees to purchase, at the Closing (as defined in Section 5.01 hereof), all of Seller's assets as they shall exist on the Closing Date (as defined in Section 5.01 hereof), except for the Retained Assets (as defined in Section 1.02 hereof), which Purchased Assets include, without limitation, the following assets:

               (a) REAL PROPERTY LEASE. All of the right, title and interest of Seller in, to and under the lease (the "Real Property Lease") covering Seller's leased premises located at 628 Hebron Avenue, Building 2, Suite 210, Glastonbury, Connecticut 06033 (the "Leased Premises") as described on Schedule 1.01(a) hereto and all of the right, title and interest of Seller in and to all leasehold improvements in or on the Leased Premises;

               (b) FURNITURE AND EQUIPMENT. All the furniture, vehicles, equipment and other fixed assets of Seller located on the Leased Premises or elsewhere, substantially all of which are listed in
               Schedule 1.01(b) hereto;

               (c) INVENTORIES. All inventories of Seller of any kind, including, but not limited to office supplies;

               (d) CONTRACTS AND COMMITMENTS. Subject to the provisions of
               Section 1.08 hereof, all of the right, title and interest of Seller in, to and under all pending and executory contracts, agreements, commitments and understandings which are specifically listed in Schedule 1.01(d) hereto ("Assigned Contracts");

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               (e) BOOKS AND RECORDS. All of Seller's books and records, or copies thereof, including all sales and credit records, advertising and sales material, literature, customer lists, financial records, personnel and payroll records, tax, accounting and other books and records;

               (f) GOVERNMENTAL LICENSES, PERMITS AND AUTHORIZATIONS. To the extent assignable, all governmental licenses, permits and authorizations related to the business of Seller, a complete list of which is set forth in Schedule 1.01(f) hereto;

               (g) DEPOSITS, CREDITS AND PREPAID EXPENSES. All of Seller's deposits, credits, prepaid expenses and other current assets, including the security deposit for the Leased Premises in the amount of $3,355.00 ("Lease Security Deposit"), the amount of which Lease Security Deposit shall be paid to Seller by Buyer as an adjustment at Closing;

               (h) PROPRIETARY RIGHTS. The U.S. and foreign trademarks, service marks, patents and goodwill appurtenant thereto, and applications therefor, copyrights, trade names, brand names and licenses, technology, intellectual property and trade secrets ("Proprietary Rights") of Seller as listed on Schedule 1.01(h) hereto;

               (i) INTANGIBLE ASSETS. The business of Seller as a going concern and the goodwill thereof; and

               (j) OTHER ASSETS. All other assets, properties and rights of Seller, of every kind and nature, owned or held by Seller or in which Seller has an interest on the Closing Date, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, other than the Retained Assets.

         1.02 RETAINED ASSETS. Notwithstanding the foregoing, the Purchased Assets shall not include Seller's cash on hand and outstanding accounts receivable at Closing as identified on Schedule 1.02(a) or those items identified on Schedule 1.02(b).

         1.03 ASSUMED LIABILITIES; RETAINED LIABILITIES. Buyer shall assume (i) all liabilities of Seller accruing on or after the Closing Date with regard to the Real Property Lease (excluding any fee payable to the lessor thereunder in connection with Buyer's assumption thereof) and all liabilities of Seller arising or accrued after the Closing Date under the contracts and commitments listed in Schedule 1.01(d) (the "Assumed Liabilities"). Buyer shall not assume any of Seller's liabilities or obligations other than the Assumed Liabilities, including, without limitation, (i) any accounts payable, accrued expenses or other indebtedness or liabilities incurred, related to, or arising as a result of operations conducted, actions taken or events occurring on or prior to the Closing Date, (ii) all indebtedness for money borrowed, (iii) all

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environmental liabilities and claims, (iv) all litigations, arbitrations and other third party claims and proceedings, (v) all employee benefit liabilities and obligations (including specifically, but without limitation, post-retirement medical benefits, severance pay, bonuses, incentive pay and deferred compensation and liabilities arising under the benefit plans listed on Schedule 3.10, (vi) all tax liabilities, including without limitation, all foreign, federal, state or local income, franchise, gross receipts, property, sales, use or value added taxes or any interest, additions to tax or penalties thereon, and
(vii) all unknown, contingent and other liabilities (the "Retained Liabilities"). Seller shall pay and discharge in a timely manner all of Seller's current and known liabilities and obligations that are Retained Liabilities.

         1.04 PURCHASE PRICE. Buyer, in consideration for the Purchased Assets being sold pursuant to this Agreement, agrees to pay or deliver to Seller an aggregate purchase price (the "Purchase Price") of (i) $800,000 ("Cash Consideration") at Closing as contemplated by Section 5.02; (ii) the contingent payment ("Earn-Out") described in Section 1.05 below; and (iii) the assumption by Buyer of the Assumed Liabilities. Each payment pursuant to this Section 1.04 and pursuant to Section 1.05 hereto should be made by wire transfer or bank check, except as otherwise set forth in this Agreement.

         1.05 EARN-OUT PAYMENTS. Seller shall be entitled to receive, as additional Purchase Price, one or more Earn-Out Payments in accordance with Exhibit H; PROVIDED, HOWEVER, that the aggregate Earn-Out Payments shall not exceed $325,000 in any one Year (as defined in Exhibit H) or $975,000 in the Earn-Out Period (as defined in Exhibit H).

         1.06 ALLOCATION OF THE PURCHASE PRICE. Seller and Buyer agree to allocate the Purchase Price for the Purchased Assets as set forth in Schedule
1.06 hereto. The foregoing allocation of the Purchase Price shall be binding on the parties and shall be used by the parties for all tax reporting purposes.

         1.07 ABSOLUTE SALE. Seller agrees that the Purchased Assets shall be sold, conveyed, transferred and delivered to Buyer free and clear of all title defects, liabilities, obligations, liens, encumbrances, charges and claims of any kind, except any liabilities and obligations expressly assumed by Buyer pursuant to Section 1.03 hereof and any matters described in Schedule 3.08 hereto.

         1.08 OTHER CONTRACTS. This Agreement shall not constitute an agreement to assign, sublease or sublicense, as the case may be, any contracts, leases, licenses, agreements or arrangements (for purposes of this Section 1.08 collectively called "Contracts") if such attempted assignment, sublease or sublicense, without the consent of the other party or parties thereto, is not permitted as a matter of law or in accordance with the terms of the Contracts or would constitute a breach of the Contracts or would in any way impair the rights of Seller or Buyer thereunder. Seller will obtain such consents as may be necessary or appropriate to vest in Buyer all of Seller's right, title and interest in all such Contracts.

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         1.09 BULK SALES LAWS. Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales law; provided, however, that Seller and the Stockholder Executive, with respect to the Retained Liabilities, and Buyer, with respect to Assumed Liabilities, mutually agree to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or Seller or the Purchased Assets by reason of such noncompliance, to indemnify, defend and hold harmless the other party from and against any and all such claims in the manner provided in Section 8.06 hereof, and with respect to Seller and the Stockholder Executive, to take promptly all necessary action to remove any lien or encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

         1.10 PRORATION OF CERTAIN ITEMS. Seller shall pay at Closing all applicable transfer, sales, use, bulk sales and other taxes, and all documentary, filing, recording and vehicle registration fees payable as a result of the transfer of the Purchased Assets. All ad valorem and property taxes, and any similar assessment based upon or measured by Seller's ownership interest in the Purchased Assets, shall be prorated between Seller and Buyer as of the Closing Date based upon such taxes assessed against the Purchased Assets for the tax period in question, or if there is insufficient information for such tax period, based upon taxes assessed for the immediately preceding tax period. All such taxes shall be prorated on the basis of a 365-day year and based on the number of days elapsed in the municipal fiscal year beginning July 1, 1999. Seller shall be charged for all such taxes and assessments based upon or measured by Seller's ownership prior to the Closing Date and Buyer shall be charged for all such taxes and assessments based upon or measured by Buyer's ownership on or after the Closing Date. There shall be apportioned between Seller and Buyer as of the Closing Date all rent, utility charges, equipment lease payments and all other charges customarily apportioned in connection with a transfer of leased property as well as such payments and obligations received after the Closing Date by both the Seller and Buyer as necessary to accurately reflect the terms of this Agreement. All such prorations and payments shall be made at the Closing.

                                   ARTICLE II

                               RELATED AGREEMENTS

         Simultaneously with the Closing hereunder the following agreements (the "Related Agreements") will be executed and delivered:

         2.01 EMPLOYMENT AGREEMENT. The agreement between Buyer and the Stockholder Executive in the form of Exhibit A, providing for the employment by Buyer of the Stockholder Executive.

         2.02     INTENTIONALLY OMITTED

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         2.03 BILL OF SALE. A bill of sale in the form of Exhibit C hereto transferring title to the Purchased Assets (other than the Real Property Lease) to Buyer ("Bill of Sale").

         2.04 ASSIGNMENT AND ASSUMPTION AGREEMENT. An assignment and assumption agreement in the form of Exhibit D hereto transferring title of the Purchased Assets to Buyer ("Assignment and Assumption Agreement").

         2.05 REAL PROPERTY LEASE ASSIGNMENT. An Assignment of Lease in the form of Exhibit E hereto ("Lease Assignment").

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                     OF SELLER AND THE STOCKHOLDER EXECUTIVE

         Seller and the Stockholder Executive, jointly and severally, as a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, represent and warrant to, and covenant with, Buyer that as of the Closing Date:

         3.01 ORGANIZATION AND GOOD STANDING; NO INVESTMENTS. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has the corporate power and authority to own, lease and operate its properties and assets (including the Purchased Assets) and to conduct its business as it is now being conducted. Seller is duly qualified to do business in Connecticut and in all other jurisdictions in which Seller owns, leases or operates property or otherwise conducts business, except that Seller makes no representation whether qualification is required in other jurisdictions, in which Seller has not qualified, concerning certain transactions having a relation to such jurisdictions as set forth on Schedule 3.01A. Schedule 3.01B sets forth all jurisdictions in which Seller is qualified to conduct business as a foreign corporation. Schedule 3.01B sets forth a list of all names under which Seller has at any time done business since January 1, 1995. The Seller has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its businesses. Except as set forth on 3.01B, Seller has not changed its name or used any assumed or fictitious name other than those listed on Schedule 3.01B, or been the surviving entity in a merger, acquired any businesses or changed its principal place of business or chief executive office, in each case, since the date of its organization. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Seller. Seller has no equity or similar investments, direct or indirect, in any corporation, partnership, association, joint venture or other entity. An accurate and complete copy of the Certificate of Incorporation and Bylaws of Seller, as presently in effect, are included as an attachment to 3.01C hereto.

         3.02 AUTHORIZATION; COMPLIANCE WITH OTHER INSTRUMENTS AND LAW. Seller has

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full corporate power and authority to enter into this Agreement, the Related
Agreements and any other agreements and documents to be executed and delivered by it at Closing as contemplated hereby (collectively, the "Closing Documents"), to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and is a valid and binding obligation of Seller enforceable in accordance with its terms and the Closing Documents will, when executed and delivered by Seller at Closing, constitute valid and binding obligations of Seller enforceable in accordance with their terms. The execution, delivery and performance of this Agreement and the Closing Documents will not
(i) conflict with or result in a breach or violation of any provision of the Certificate of Incorporation or bylaws of Seller or of any order, writ, injunction, judgment, decree, law, statute, rule or regulation to which Seller is a party or by which Seller or the Purchased Assets may be bound or affected; or (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) or result in the creation of any lien, encumbrance, security agreement, charge, pledge, equity or other claim or right of any person in or to the Purchased Assets under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or the Purchased Assets may be bound. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Seller from any Federal, state, local or foreign government or agency or any other person or entity shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulation of any such government or agency shall have been made in such form as is acceptable as filed. Buyer shall cooperate with Seller with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations. Seller will deliver to Buyer at the Closing true and complete copies of all resolutions of its board of directors by which the execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby were authorized, certified by the Secretary or Assistant Secretary of Seller as of the Closing Date.

         3.02A AUTHORITY OF EXECUTIVE SHAREHOLDER This Agreement is (and, when executed and delivered, each agreement, document or instrument to be executed and delivered in connection with the transactions contemplated hereby will be) valid and binding upon the Executive Shareholder, and enforceable against the Executive Shareholder in accordance with respective terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies.

         3.03 FINANCIAL STATEMENTS. Attached hereto as Schedule 3.03A are true and correct copies of (i) the balance sheets of Seller as at December 31, 1997, 1998 and 1999; and (ii) the related statements of income of Seller for the years ended December 31, 1997, 1998 and

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1999 ("Year-End Financial Statements"). Attached hereto as Schedule 3.03B are true and correct copies of (i) the balance sheet of Seller for the period from January 1, 2000 through January 31, 2000; and (ii) the related statements of income of Seller for such interim period (the "Most Recent Financial Statements"; and collectively with the Year-End Financial Statements, the "Financial Statements"). The balance sheets included in the Financial Statements (including the related notes thereto) present fairly the financial position of Seller as of their respective dates, and the related statements of income included in the Financial Statements present fairly the results of operations of Seller for the periods then ended, all in conformity with GAAP applied on a consistent basis. The Financial Statements accurately reflect the transactions, assets, and liabilities of Seller, as applicable, as of the dates and for the periods presented. Except as set forth in the Most Recent Financial Statements or on Schedule 3.03C hereto, Seller has no debts, liabilities or obligations, whether direct or indirect, accrued, absolute, contingent, matured, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP. Neither Seller nor the Executive Shareholder are aware of any basis for the assertion of any claims or liabilities of any nature which are not fully reflected or reserved against in the Most Recent Financial Statements or otherwise disclosed in 3.03C hereto.

         3.04 OPERATION OF THE BUSINESS IN THE ORDINARY COURSE.

               (a) Since the close of business on the date of the Most Recent Financial Statements, the Seller's business has been operated, in the ordinary course, except to the extent that Buyer has otherwise agreed in writing or as is expressly contemplated by this Agreement; and Seller has used all reasonable efforts consistent with normal business practices to preserve and promote such business and to avoid any act that might have a material adverse effect upon the value of such business as a going concern or upon the Purchased Assets. No event has occurred to prevent Seller's business from operating in a normal and usual manner and in substantially the same manner as heretofore operated.

               (b) Except as set forth in Schedule 3.04(b), since the date of the Most Recent Financial Statements, there has not occurred:

                  (i) any casualty losses, whether insured or uninsured, and whether or not in the control of the Company, in excess of Twenty Thousand Dollars ($20,000) in the aggregate;

                  (ii) any amendment or other agreement with any employee or agent;

                  (iii) any amendment of any agreement or lease listed in the Schedules;

                  (iv) any obligation or liability, absolute or contingent, except in the ordinary course of business;

                  (v) any (i) increase (other than normal merit or cost-of-living increases in the ordinary course of business and consistent with past practices) or material change: (y) in compensation or bonuses payable to or to become payable by Seller to its officers, employees or agents, or (z) in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such officers, employees or agents, or (ii) any other material change in the employment terms of any officer, employee or agent of Seller;

                  (vi) any sale, transfer or other disposition of any tangible or intangible asset, or real or personal property or interest therein (other than in the ordinary course of business consistent with Seller's past practice), or any mortgage, lien or encumbrance placed thereon;

                  (vii) any capital expenditures, capital additions, capital improvements or charitable contributions made, or committed to be made involving, individually or in the aggregate, $5,000 or more;

                  (viii) any failure to maintain Seller's books, accounts and records in the usual, regular and ordinary manner and in accordance with GAAP and consistent with Seller's past practice;

                  (ix) any action taken or omitted to be taken by Seller which could cause (with or without the giving of notice or the passage of time, or both) the breach, default, acceleration, amendment, termination or waiver of or under any Material Contract (as hereinafter defined) or the imposition of any lien, encumbrance, mortgage or other claim or charge against the Purchased Assets;

                  (x) any contracts, agreements, commitments, indentures, mortgages, notes, bonds, license, real or personal property leases or other obligations of the type required to be disclosed in Schedule 3.06 hereto that are not otherwise disclosed herein;

                  (xi) any capital investment in, any loan to, or any acquisition of the securities or assets of any person or entity;

                  (xii) any change made or authorized in the Certificate of Incorporation or Bylaws of Seller;

                  (xiii) any issuance, sale or other disposition of any of its capital stock or granted any options, warrants or other rights to purchase or obtain any of its capital stock;

                  (xiv) any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase or other acquisition of any of its capital stock;

                  (xv) any loan to, or entered into any other transaction with, any of its directors, officers or employees;

                  (xvi) any other event or condition of any character which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Purchased Assets or on the business, financial condition or operations of Seller; or

                  (xvii)   any commitment to do any of the foregoing.

         3.05 TAX MATTERS. Except as set forth in Schedule 3.05, (a) all federal, state, local and foreign tax returns (including information returns) and reports of Seller required by any applicable law, rule, regulation or procedure of any federal, state, local or foreign agency, authority or body to be filed have been duly filed by Seller; (b) Seller has either (i) paid all federal, state, county, local, foreign and other taxes (hereinafter "Taxes" or individually a "Tax") required to be paid by it through the Closing Date and all deficiencies or other additions to Tax, including interest or penalties owed in connection with any such Taxes or (ii) the Most Recent Financial Statements include adequate provision for all such Taxes and deficiencies or other additions to Tax applicable to Seller, respectively; (c) all Taxes and other assessments and levies required to be collected or withheld by Seller with respect to the operation of its business from customers with respect to sales of products or from employees for income taxes, social security taxes and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies, or set aside in an account owned by Seller and established for that purpose; (d) Seller is not a party to any pending action or proceeding regarding assessment or collection of Taxes by any governmental authority; (e) to Seller's or Executive Shareholder knowledge, no action or proceeding regarding assessment or collection of Taxes is threatened against Seller; (f) there are no facts or state of facts existing that (with or without the giving of notice) or the passage of time or both) could form the basis for any such action or proceeding; and (g) Seller has not executed or filed any agreement with the Internal Revenue Service or any other taxing authority extending the period for the assessment or collection of any Taxes.

         3.06 MATERIAL CONTRACTS AND COMMITMENTS. Schedule 3.06 includes a true, correct and complete list of all material contracts, agreements, commitments, indentures, mortgages, notes, bonds, licenses, real and personal property leases and other obligations (whether oral or written) to which Seller is a party, by which either Seller or its assets or properties are bound or, to the knowledge of Seller or Stockholder Executive, may be affected or which, to the knowledge of Seller or Stockholder Executive, otherwise relate to Seller's business (the "Material Contracts"). Without limiting the generality of the foregoing, the term Material Contracts includes: (a) any lease or license with respect to any Purchased Assets, whether Seller is tenant, landlord, licensor or licensee thereunder; (b) any agreement, contract, indenture or other instrument to which the Seller is a party relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Purchased Assets; (c) any agreement to which the Seller is a party concerning a partnership or joint venture; (d) any agreements between Seller on the one hand and any of its respective shareholders, officers, directors or employees on the other; (e) any agreement to which the Seller is a party relating to confidentiality or noncompetition; (f) any preferential purchase right, right of first refusal or similar agreement to which the Seller is a party; (g) any agreement entered into outside of the ordinary course of business to which the Seller is a party; (h) any other agreement (or group of related agreements) to which the Seller is a party which could involve expenditures (in cash or in kind) by Seller in excess of $5,000 or which has a remaining term, as of the date hereof, of over three months in length; or (i) any lease, license or other agreement or arrangement of any nature to which the Seller is a party relating to Seller's Intellectual Property (as hereafter defined). Except as indicated on
Schedule 3.06, Seller is not in breach or violation of, or in default under, any of the Material Contracts and no occurrence or circumstance exists which constitutes (with or without the giving of notice or the passage of time or both) such a breach, violation or default; the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default or breach under or result in the acceleration of the performance of any obligations or indebtedness under any of the Material Contracts; and, except as specifically indicated in Schedule 3.06, the execution of this Agreement and the consummation of the transactions contemplated hereby will not give rise to any consent requirement under any of the Material Contracts, for which consent has not already been obtained ("Required Consents"). All of the contracts listed on
Schedule 3.06 are valid, binding and enforceable in accordance with their terms, are in full force and effect and have not been modified or amended in any material respect, except as set forth on Schedule 3.06; provided, however, the preceding representation, covenant and warranty is limited to the extent the enforceability of any contract is limited by bankruptcy, insolvency and similar creditors rights laws and principles of equity. No part of Seller's rights or benefits under any Material Contract has been assigned, transferred or in any manner encumbered.

         3.07 LICENSES, PERMITS AND AUTHORIZATIONS. Seller has all approvals, authorizations, consents, licenses, franchises, orders, certificates and other permits of, and has made all filings with, any governmental authority, whether foreign, Federal, state or local, ("Permits") which are required for the ownership of the Purchased Assets or the conduct of Seller's business as presently conducted. Except as set forth in Schedule 3.07, all such Permits are in full force and effect and no suspension or cancellation of such Permits is threatened. A complete list of all such Permits is included in Schedule 3.07 hereto.

         3.08 TITLE TO PURCHASED ASSETS. Seller has legal title to the Purchased Assets and shall at the Closing deliver to Buyer legal title to the Purchased Assets free and clear of all title defects, liabilities, obligations, liens, mortgages, security interests, encumbrances, claims or similar adverse interests of any kind or character except the title exceptions listed in Schedule 3.08 hereto. All leases pursuant to which Seller leases any of the Purchased Assets are valid and binding in accordance with their respective terms. Except as described in Schedule 3.08 hereto, upon consummation of the transactions contemplated hereby, Seller will have transferred to Buyer good, marketable and unencumbered title to the Purchased Assets (or with respect to any real or personal property leases included in the Purchased Assets, a valid leasehold interest therein), free and clear of all mortgages, security interests, liens, claims, encumbrances, title defects, pledges, charges, assessments, covenants, encroachments and burdens of any kind or nature whatsoever. The Purchased Assets constitute all of the assets that are used in connection with, necessary for, or beneficial to the operation of the Seller's business.

         3.09 PROPRIETARY RIGHTS. Schedule 3.09, sets forth a true and complete list of all patents, technology, computer software, software licenses, franchises, know-how licenses, brand names, trade names, trademarks, copyrights, inventions, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications, trade secrets or other confidential proprietary information in which Seller has exclusive rights or which are used in the operation of Seller's business ("Intellectual Property"), except that, in the case of end-user license agreements for software acquired by Seller through ordinary commercial distribution channels, Schedule 3.09 sets forth only the common names of the principal products used by Seller and the number of copies of each such product which Seller is licensed to use. The Intellectual Property listed in Schedule
3.09 is owned by Seller with the sole and exclusive right to use the same in connection with such Seller's business as presently being conducted or contemplated to be conducted. No other Person has any ownership rights, claims or rights to use the Intellectual Property. The conduct of the business by Seller does not infringe upon the Intellectual Property of any person, provided, however, Seller makes no representations with respect to the rights of any party in any software acquired by Seller through ordinary commercial distribution channels (other than the licensor thereof) or any other Purchased Asset acquired by Seller in good faith except that Seller has no actual notice of any claim of infringement.

         3.10 EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

               (a) Except as set forth in Schedule 3.10 hereto, Seller does not maintain, administer or otherwise contribute to any bonus, incentive pay, stock option, stock ownership or "employee benefit plan," as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not such plan is subject to any of the provisions of ERISA, which covers any employee or beneficiary of any employee or director of the Seller, whether or not active (any such plan being herein referred to as an "Employee Plan"). Except as set forth in
               Schedule 3.10 hereto, none of such Employee Plans is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as from time to time amended (the "Code"), nor has any Employee Plan been at any time within the five year period prior to the Closing Date a plan subject to title IV of ERISA. Seller has no commitment to create any additional Employee Plans.

               (b) True and complete copies of each Employee Plan, including all amendments thereto and related trust or other funding agreements and the latest financial statements thereof, have been heretofore delivered to Buyer, together with (i) a true and complete copy of the three most recent annual reports (if required by law) for each such plan including any and all schedules, opinions and attachments thereto prepared in connection with any such reports, and (ii) a copy of the most recent summary plan description and summary of material modifications, or similar descriptive materials, of each such plan. To Seller's knowledge none of Seller, any Employee Plan or any "party in interest", as defined in section 3(14) of ERISA, has engaged in a "prohibited transaction", as defined in section 406 of ERISA, which could subject any of them or Buyer to liability under section 409 or 502(i) of ERISA.

               (c) Seller, and each fiduciary for each of the Employee Plans, is in compliance with the terms of the Employee Plans and with the requirements of any and all laws, statutes, orders, decrees, rules and regulations, including but not limited to ERISA, applicable to each such plan. Seller has not failed to make any contribution to, or to pay any amount due and owing, as required by applicable law or by the terms of any Employee Plan as of the last day of the most recent fiscal year of each of such plans ended prior to the Closing Date.

               (d) There is no pending or, to the best of Seller's knowledge, threatened legal action, proceedings or investigations against Seller or any Employee Plan with respect to any such plan, other than routine claims for benefits, which could result in liability to any such plan, or to Seller, and there is no basis for any such legal action or proceeding.

               (e) Except as set forth in Schedule 3.10, (i) Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Seller pending before the National Labor Relations Board or any other tribunal; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best of Seller's knowledge, threatened against or affecting Seller; (iv) Seller has received no notice that any representation or petition respecting any of its employees has been filed with the National Labor Relations Board; (v) no grievance or any arbitration proceeding arising out of or under any collective bargaining agreements is pending against Seller; and (vi) Seller has not experienced any strike or work stoppage or other industrial dispute involving its employees in the past five years.

         3.11 LITIGATION AND OTHER CLAIMS. Except as described in Schedule 3.11, there are no actions, suits, arbitration proceedings, claims or proceedings related to the business of Seller or relating to any of the Purchased Assets pending or, to the knowledge of Seller or Executive Shareholder, threatened before any foreign, Federal, state, municipal or other court, department, commission, arbitration panel, board, bureau, agency, body or instrumentality against Seller or affecting any of Seller's property or assets (including the Purchased Assets) at law or in equity. To the knowledge of Seller and Stockholder Executive, there are no facts or state of facts existing that (with or without the giving of notice or the passage of time or both) could form the basis for any such action, suit, proceeding a claim. Seller is not a party to and neither Seller nor any of its assets are subject to the provisions of any order, writ, injunction, decree or judgment of any court or foreign, Federal, state, municipal or other governmental or administrative body, department, commission, board, bureau, any securities exchange or other agency or instrumentality in connection with the ongoing operations of Seller except as set forth in Schedule 3.11. Seller is not engaged in any arbitration nor has either submitted any disputed matter to an arbitrator in connection with the ongoing operations of the Seller except as set forth in Schedule 3.11.

         3.12 NO MATERIAL ADVERSE CHANGE. Since the close of business on the date of the Most Recent Financial Statements, there has been no material adverse change in the financial condition, results of operations, business or prospects of Seller.

         3.13 SUFFICIENCY OF THE PURCHASED ASSETS. The Purchased Assets are sufficient to operate Seller's business as currently operated assuming Buyer provides the necessary working capital for the operation of such business. Neither Seller nor any affiliate of Seller is a party to any contract which is necessary or beneficial in any material respect to Seller's business other than contracts which will be assigned to Buyer at the Closing as part of the Purchased Assets and which are listed on Schedule 3.06.

         3.14 COMPLIANCE WITH LAWS. Except as set forth in Schedule 3.14, neither the

Purchased Assets nor the operations of Seller's business, as conducted on or prior to the date hereof, violate any foreign, Federal, state or local law, ordinance, rule or regulation, the violation of which would be detrimental to the Buyer, Seller's business or the Purchased Assets. Seller has not received any formal or informal notice, advice, claim or complaint alleging that Seller has violated or may have violated any law, regulation, ordinance or order and, to Seller's or Executive Shareholders' knowledge, no such notice, advice, claim or complaint of any type is threatened. Seller has at all times complied and presently comply with all applicable federal, state, local and foreign laws, rules and regulations respecting occupational safety and health standards and Seller has not received complaints from any employee or any federal, state, local or foreign agency alleging any violation of any federal, state, local or foreign laws respecting occupational safety and health standards. To the knowledge of Seller and Executive Shareholder, neither the Seller nor any officer, director or employee of the Seller has made any bribes, kickbacks or other improper payments on behalf of the Seller or received any such payments.

         3.15 REAL PROPERTY LEASE. To the Seller's knowledge, the Real Property Lease is valid and binding upon the lessor and is in full force and effect. There are no existing defaults by Seller under the Real Property Lease and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a default thereunder by Seller. A true and complete copy of the Real Property Lease is attached as Schedule 1.01(a). The real property covered by the Real Property Lease constitutes all of the real property used in the operation of Seller's business. All building and improvements located thereon are in good condition and repair subject only to normal wear and tear. Seller does not own any real property.

         3.16 CONDITION OF PURCHASED ASSETS. The Purchased Assets are in good repair and working condition, normal wear and tear excepted, are suited for the uses intended, and are in conformity with all applicable laws, ordinances, rules and regulations. Seller has delivered to Buyer accurate and complete copies of all leases relating to real or personal property leased by Seller and used in the operation of the Business and, except as described in Schedule 3.16, all such leases are in full force and effect, no event of default has been declared thereunder and, to Seller's and Executive Shareholders' knowledge, no basis for any default exists. No such lease of real or personal property is subject to termination or modification as a result of the transactions contemplated hereby.

         3.17 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.17 hereto:

               a) Seller is in compliance with all environmental laws, regulations, permits and orders applicable to it, and with all laws, regulations, permits and orders governing or relating to asbestos removal or abatement. Seller has not received nor is Seller the subject of any Environmental Claim with respect to its business.

               (b) There are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of Seller or otherwise required to be performed by Seller with respect to any properties or facilities owned, leased, managed or operated by Seller.

               (c) Schedule 3.17 identifies (A) all environmental audits, assessments or occupational health studies undertaken by Seller or its agents or by any governmental agencies with respect to the business or properties of Seller; (B) the results of any groundwater, soil, air or asbestos monitoring undertaken by or known to Seller with respect to any real property owned or leased by it; (C) all written communications of Seller with environmental agencies; and (D) all citations issued with respect to Seller under the Occupational Safety and Health Act (29 U.S.C. Sections 651 ET SEQ.).

               (d) To the knowledge of Seller or Stockholder Executive, no Hazardous Substance has been spilled, released, deposited or discharged on any of Seller's owned or leased real property, no such real property has been used as a landfill or waste disposal site, and such real property is free from Hazardous Substances;

               (e) For the purposes of this Agreement, "Environmental Claim" shall mean any demand, claim, governmental notice or threat of litigation or the actual institution of any action, suit or proceeding at any time by a person or entity which asserts that an Environmental Condition constitutes a violation of or otherwise may give rise to any liability or obligation under, any statute, ordinance, regulation, or other governmental requirement or the common law, including, any such statute, ordinance, regulation, or other governmental requirement relating to the emission, discharge, or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation, or disposal of any Hazardous Substance. "Environmental Condition" shall mean the presence at the premises demised to Seller in the Real Property Lease on the Closing Date, or at any time prior to the Closing Date of any storage, treatment, disposal or Release, whether discovered or undiscovered on the Closing Date, in surface water, ground water, drinking water supply, land surface, subsurface strata or ambient air or any other location, of any pollutant, contaminant, industrial solid waste or Hazardous Substance, (i) arising out of the operations or other activities of Seller, or of any predecessor in interest or line of business of Seller, conducted or undertaken prior to the Closing Date or (ii) in, on or emanating from any property or facility owned, leased, managed or operated by Seller, except for any storage, treatment, disposal or Release that is in compliance with all federal, state and local laws regulating same. "Hazardous Substance" shall mean any substance defined in the manner set forth in Section 101(14) of the U.S. Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended, and shall include any additional substances designated under Section 102(a) thereof or any other substance which is or contains asbestos in any form, urea formaldehyde foam insulation, methane, petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, or any other chemical material or substance which is regulated as toxic or hazardous or exposure to which is prohibited, limited, or regulated by federal, state, local or other governmental authority or which, even if not so regulated, may or could pose a hazard to the health or safety of the occupants of any property or facility at which a release thereof occurs or the owners or occupants of any property or facility adjacent thereto.

         3.18 COMPUTER AND OTHER SYSTEMS. The computer systems and other business systems (including but not limited to telephone and voice mail systems) and associated and peripheral equipment, computer software, technical and other documentation currently used by the Seller constitute all such items necessary for the operation of Seller's business as currently conducted and are, in all material respects, year 2000 compliant. The Seller has valid licenses for all software used by it for which licenses are required.

         3.19 INSURANCE. Schedule 3.19 contains a true and correct list of all insurance policies maintained by Seller with respect to the Seller's business or the Purchased Assets. Except as set forth in Schedule 3.19, all such policies of insurance are in force and shall remain in force as of the Closing Date and will not lapse or terminate by reason of the transaction contemplated hereby; provided, however, that Seller is not obligated to keep such policies of insurance in force after the Closing Date. All outstanding claims with respect to such insurance are set forth in Schedule 3.19.

         3.20 FULL DISCLOSURE. All information furnished to Buyer in accordance herewith is, and as of the Closing Date shall be, correct and complete in all material respects. No representation or warranty of Seller or Stockholder Executive and no information, schedule, certificate or document furnished or to be furnished by or on behalf of Seller or Stockholder Executive to Buyer, its affiliates or its agents pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact known to the Seller or the Stockholder Executive necessary in order to make the statement contained herein or therein not misleading.

         3.21 CORPORATE NAME. Seller shall file an amendment to its Certificate of Incorporation changing its name from MDS Consulting Services, Inc. (the "Corporate

Name") to such other name as will be reasonably agreeable to Buyer and shall cooperate with Buyer in its acquiring such Corporate Name for Buyer's use.

         3.22 GUARANTEES. Except as set forth in Schedule 3.22 attached hereto, neither the Seller's business nor any of the Purchased Assets is or will be at the Closing, directly or indirectly, (i) liable, by guarantee or otherwise, upon or with respect to, (ii) obligated, by discount or repurchase agreement or in any other way, to provide funds in respect of, or (iii) obligated to guarantee or assume, any debt, dividend or other obligation of any person, corporation, association, partnership or other entity (including, without limitation, Seller or any of its affiliates).

         3.23 COMPENSATION OF EMPLOYEES. Schedule 3.23 contains a complete and accurate list of all current officers, employees and consultants of Seller, together with the current job title, aggregate remuneration rate (bonus, commission and salary) and accrued but untaken vacation for each such individual.

         3.24 EMPLOYEE RELATIONS Seller is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or for amounts required to be reimbursed to such employees. Except as set forth on Schedule 3.24A, upon termination of the employment of any of its employees, Seller will not by reason of anything done prior to the Closing, be liable to any of its employees or consultants for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with Seller's normal policies). Except as set forth on Schedule 3.24B, Seller does not have any contracts of employment with any employees or any legal responsibility for the employees of any other entity.

         3.25. LABOR AGREEMENTS.. There are no contracts with labor unions binding upon Seller and Seller has not agreed to recognize any union or other collective bargaining unit nor has any union or other collective bargaining unit been certified as representing any employees of Seller. None of Seller or the Executive Shareholder has any knowledge of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

                                   ARTICLE IV

                           REPRESENTATIONS, WARRANTIES
                             AND COVENANTS OF BUYER

         Buyer hereby represents and warrants to, and covenants with, Seller that as of the Closing Date:

         4.01 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as proposed to be conducted.

         4.02 DUE AUTHORIZATION. Buyer has full corporate power and authority to enter into this Agreement, the Related Agreements and any other agreements and documents to be executed and delivered by it at Closing as contemplated hereby (collectively, the "Closing Documents"), to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and the Related Agreements will, when executed and delivered by Buyer at Closing, be valid and binding obligations of Buyer enforceable in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or the principles governing the availability of equity remedies. The execution, delivery and performance of this Agreement and the Closing Documents will not conflict with or result in a breach or violation of any provision of the Certificate of Incorporation or bylaws of Buyer or of any order, writ, injunction, judgment, decree, law, statute, rule or regulation to which Buyer is a party or by which Buyer may be bound or affected. All necessary authorizations of the transactions contemplated by this Agreement required to be obtained by Buyer from any Federal, state, local or foreign government or agency or any other person or entity shall have been obtained prior to the Closing, and any filings, notifications or disclosures required by law or regulation of any such government or agency shall have been made in such form as is acceptable as filed. Seller and Stockholder Executive shall cooperate with Buyer with respect to the aforesaid filings, notifications or disclosures to the extent necessary to obtain said authorizations. Buyer will deliver to Seller at the Closing true and complete copies of all resolutions of its board of directors by which the execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby were authorized, certified by the Secretary or Assistant Secretary of Buyer as of the Closing Date.

                                    ARTICLE V

                                   THE CLOSING

         5.01 TIME AND PLACE OF CLOSING. Upon the terms and conditions of this Agreement, the Closing of the transactions contemplated hereby (the "Closing") shall take place, at 3:00 p.m., Eastern Standard Time, on February 18, 2000 ("Closing Date") at the offices of Seller, 628-2 Hebron Avenue, Glastonbury, Connecticut 06033 or at such other time and place as the parties hereto may agree in writing.

         5.02 INSTRUMENTS OF TRANSFER, ETC. At the Closing, Seller will deliver to Buyer such deeds, bills of sale, instruments of assignment and other good and sufficient instruments of transfer, executed by Seller and in a form reasonably satisfactory to Buyer, as Buyer may reasonably require to vest in Buyer all right, title and interest of Seller in and to the Purchased Assets, and Buyer shall pay the Cash Consideration to Seller by bank check or wire transfer and shall also deliver to Seller the other documents and instruments required of it at the Closing.

         Without limiting the foregoing, the documents to be delivered by the parties at the Closing shall include the following:

               (a) SELLER. Seller shall execute and deliver (i) this Agreement,
               (ii) the Assignment and Assumption Agreement, (iii) the Employment Letters contemplated by Section 2.03 hereof, (iv) the Bill of Sale, (v) the Lease Assignment, (vi) third party consents to the assignment of Contracts as contemplated by Section 1.08 hereof, (vii) the Secretary's Certificate contemplated by Section
               3.02 hereof, (viii) an opinion of Seller's counsel in form and substance reasonably satisfactory to Buyer, and (ix) such other instruments as may reasonably be required of it at the Closing pursuant to the terms of this Agreement.

               (b) BUYER. Buyer shall execute and deliver (i) this Agreement,
               (ii) the Employment Agreement, (iii) the Assignment and Assumption Agreement (iv) the Lease Assignment, (v) the Secretary's Certificate contemplated by Section 4.02 hereof, (vi) an opinion of Buyer's counsel in form and substance reasonably satisfactory to Seller, and (vii) such other instruments and documents as may reasonably be required of it at the Closing pursuant to the terms of this Agreement.

               (c) STOCKHOLDER EXECUTIVE . The Stockholder Executive shall execute and deliver to Buyer (i) this Agreement, and (ii) the Employment Agreement.

Seller shall deliver to Buyer at the Closing possession of the Purchased Assets being sold pursuant to this Agreement and the entire right, title and interest of Seller in and to such Purchased Assets shall pass to Buyer at the Closing.

                                   ARTICLE VI

                                    EMPLOYEES

         6.01 EMPLOYMENT WITH BUYER. At or prior to the Closing, Seller shall pay to its employees all amounts owing to such employees for wages and other compensation, earned vacation, sick leave and other benefits (i.e., all vacation, sick leave and other benefits through the date of the Closing) in accordance with Seller's current policies. Buyer agrees to offer employment immediately after the Closing to all persons who, immediately prior to the Closing, are employed by Seller and are listed on Schedule

3.23. Each offer of employment shall include provision for compensation at the same wage/salary level in effect for such employee immediately prior to the Closing Date, without regard to employee benefit plans as set forth on Schedule 3.24A. (Those employees of Seller who accept employment with Buyer pursuant to this Agreement are hereinafter referred to as the "Transferred Employees".) Transferred Employees shall be eligible for any employee benefits offered, from time to time, by the Company and its parent company, Technisource, Inc., to employees of a similar class. It is specifically agreed that Buyer shall not be responsible or liable for, or otherwise assume, any liability, obligation or benefit arising under or payable from any employee benefit plan, program or arrangement sponsored, maintained or administered by Seller (including without limitation, any plan, program or arrangement providing post-retirement medical benefits, severance pay, bonuses, incentive pay or deferred compensation).

         6.02 THIRD PARTIES. The covenants of Buyer and Seller in this Article VI are not intended to create any right in any Transferred Employee or his or her heirs, executors, beneficiaries or personal representatives.

                                   ARTICLE VII

                          WORKERS COMPENSATION, PRODUCT
                            LIABILITY RESPONSIBILITY

         7.01 RESPONSIBILITY FOR PRIOR CLAIMS. It is understood and agreed that Buyer does not assume any liability for, and shall not otherwise be responsible for, any product liability or warranty claims (including warranty claims for injury to person or property), relating to the business of Seller and arising from services performed on or prior to the Closing Date. Seller and the Stockholder Executive agree to indemnify Buyer for all costs and expenses attributable to claims made with respect to services rendered prior to the Closing Date in accordance with Section 8.06.

                                  ARTICLE VIII

                             POST-CLOSING COVENANTS

         8.01 EXPENSES. Except as otherwise provided herein, Seller and Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including, without limitation, fees, commissions, expenses and reimbursements incurred by or required to be paid to their respective professional advisors.

         8.02 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto will use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets and the other transactions contemplated by this Agreement and the Related Agreements. From time to time after the date hereof (including after the Closing Date if requested), Seller and its affiliates will, at their own expense and without further consideration, execute and deliver such documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Purchased Assets and to more effectively consummate the transactions contemplated by this Agreement and the Related Agreements.

         8.03 COMMISSIONS AND FEES. Seller and Buyer each represents and warrants to the other that no broker, finder, financial adviser or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation, other than The Chesapeake Group which shall be compensated by Seller and Buyer from their respective funds in accordance with
Schedule 8.03 attached hereto. Seller and Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by such party.

         8.04 SALES, TRANSFER AND USE TAXES. All sales, transfer and use taxes incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby will be borne by Seller, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such sales, transfer and use taxes.

         8.05 NONDISCLOSURE. Seller agrees not to use or disclose at any time after consummation of the transactions contemplated hereby, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of Buyer, any trade secrets, proprietary information, or other information that Buyer considers confidential (or which Seller has previously treated as or claimed to be confidential) relating to designs, suppliers, subcontractors, inventions, operations, marketing, bidding information, cost and pricing data, master files or customer lists utilized by Seller prior to the Closing or by Buyer or any of its affiliates (the "Buyer Group"), or the skills, abilities and compensation of the Buyer Group's employees, and all other similar information material to the conduct of the Buyer Group's business, which is not presently generally known or available to the public; PROVIDED, HOWEVER, that this provision shall not preclude Seller from (i) the use or disclosure of such information which presently is known generally to the public or which subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order the undersigned will give Buyer three business days' written notice (or, if disclosure is required to be made in less than three business days, then such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith. Seller acknowledges that any breach of the foregoing will give rise to irreparable injury that is not compensable in damages and agree that Buyer may seek and obtain equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to such party against the breach or threatened breach of such covenants, in addition to any other legal remedies which may be available.

         8.06 INDEMNIFICATION.

                  (a) BY SELLER AND STOCKHOLDER EXECUTIVE. Seller and the Stockholder Executive, jointly and severally, agree to save, defend and indemnify Buyer, and its officers, directors and employees and Buyer's parent and its officers, directors and employees (each a "Buyer's Indemnitee"), against and hold them harmless from any and all claims, liabilities, losses, damages, deficiencies, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, interest, penalties, costs of investigation and counsel's fees and expenses) ("Losses"), asserted against, resulting to, imposed upon or incurred by Buyer or any Buyer's Indemnitee, directly or indirectly, arising out of (i) any breach of any representation, warranty, covenant or agreement made by Seller or the Stockholder Executive under this Agreement, the Related Agreements or any agreement or instrument executed or delivered in connection with the transactions contemplated hereby or thereby; (ii) any Retained Liability or any Environmental Claim; (iii) any failure of Seller to qualify to do business in a jurisdiction outside of Connecticut or make any payment to a taxing authority in such jurisdiction; (iv) any liability of the Seller for unpaid Taxes with respect to any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date; and
(v) any liability of the Seller for the unpaid Taxes of any person under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (b) BY BUYER. Buyer agrees to save, defend and indemnify Seller, Seller's officers and directors and the Stockholder Executive (each a "Seller's Indemnitee") against and hold them harmless from any and all Losses asserted against, resulting to, imposed upon or incurred by Seller or Seller's Indemnitee arising solely out of (i) any breach of any representation, warranty, covenant or agreement made by Buyer under this Agreement or the Related Agreements, or (ii) any activity of Buyer after the Closing Date.

                  (c) SURVIVAL. The representations, warranties, covenants, indemnities and agreements of the parties to this Agreement contained herein shall survive the Closing, PROVIDED, HOWEVER, that the representations, warranties and indemnities of the parties contained in Articles III and IV of this Agreement and in this Section 8.06 (other than the indemnities contained in Sections 3.01, 3.02, 3.02A, 3.05, 3.08, 3.17 and 8.06(a)(ii), (iii), (iv) and
(v) and 8.06(b)(ii) hereof which shall continue in force without any time limit) shall only survive until the second anniversary of the

Closing Date and no claim may be brought by any party in respect thereof unless notice of such claim is properly given on or prior to such date; PROVIDED, HOWEVER, that in cases of fraud or intentional misrepresentation all of the representations and warranties shall survive the consummation of the Closing and shall continue until the expiration of any applicable statute of limitations period.

                  (d) SET-OFF. Buyer shall have the right to set-off (i) any amounts which may become due to Seller under this Agreement (including, without limitation, any Earn-Out Payments payable pursuant to Section 1.05) or under any other agreement between Buyer and Seller; and/or (ii) any amounts which may become due to Stockholder Executive under the Employment Agreement or any other agreement between Stockholder Executive and Buyer, against any indemnification amounts to be paid by Seller or Stockholder Executive pursuant to Section 8.06(a) as determined by arbitration or judicial process or otherwise mutually agreed-upon by Seller and Buyer; provided, however, that the aggregate amount which may be set-off hereunder shall not exceed the aggregate of the indemnification amounts which may become due to Buyer.

         8.07 DEFENSE OF CLAIMS.

               (a) Should any claim, action or proceeding by or involving a third party arise after the Closing Date for which a party hereto (the "Indemnifying Party") has an indemnification obligation under the terms of this Agreement, the other party (the "Indemnified Party") shall notify the Indemnifying Party within a reasonable time after such claim, action or proceeding arises and is known to the Indemnified Party (provided that the failure to give timely notice shall not affect the right to indemnification hereunder except to the extent that the Indemnifying Party is actually damaged or prejudiced by such delay).

         The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnifying Party. If the Indemnifying Party wishes to assume the defense of such claim or action, it shall give written notice to the Indemnified Party stating that it intends to assume such defense within 15 days after notice from the Indemnified Party of such claim or action (unless the claim or action reasonably requires a response in less than 15 days after the notice is given to the Indemnifying Party, in which event it shall notify the Indemnified Party at least five days prior to such reasonably required response date), and the Indemnifying Party shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall afford the Indemnifying Party's counsel designated by it and other authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Indemnified Party, and to the personnel of the Indemnified Party, and shall otherwise use all reasonable efforts to cooperate with the Indemnifying Party, such counsel and such other authorized representatives in connection with the exercise of the rights of the Indemnifying Party pursuant to this

Section 8.07. The Indemnifying Party shall not settle or compromise an claim or action without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), unless an unconditional release of the Indemnified Party has been obtained.

               (b) If the Indemnifying Party shall not assume the defense of, or if after so assuming it shall fail to actively defend, any such claim or action:
(i) the Indemnified Party, after giving written notice to the Indemnifying Party, may defend against any such claim or action in such manner as it may deem appropriate, and (ii) the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate (but not sooner than 15 days after notifying the Indemnifying Party of such proposed settlement and the terms thereof), and the Indemnifying Party promptly shall reimburse the Indemnified Party for the amount of such settlement and for all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnified Party in connection with the defense against and settlement of such claim or action. If no settlement of such claim or litigation is made, the Indemnifying Party shall satisfy any judgment rendered with respect to such claim or in such action, before the Indemnified Party is required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnified Party in the defense against such claim or litigation.

               (c) If a judgment is rendered against an Indemnified Party in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of an Indemnified Party, the Indemnifying Party, immediately upon such entry or attachment, shall pay such judgment in full or discharge such lien unless, at the Indemnifying Party's expense and direction, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnifying Party shall forthwith pay such judgment or discharge such lien before the Indemnified Party is compelled to do so.

         8.08 ACCESS TO RECORDS. For a period of seven years after the Closing Date, Buyer shall retain the books of account and other financial and accounting records relating to the conduct of the Seller's business which are transferred to it on and as of the Closing Date. At least 30 days prior to the end of such period, or any subsequent retention period, Stockholder Executive shall notify Buyer in writing whether it desires the further retention of any such records for any longer period, and, in the event he desires any of such records to be retained for any longer period, such records, at the option of Buyer, shall either be retained by Buyer (in which case Buyer shall notify Stockholder Executive of the proposed retention period), or promptly be shipped to Stockholder Executive at Stockholder Executive's expense. Buyer shall permit Stockholder Executive, from time to time, to inspect and copy such books of account and other records at reasonable times and after providing written notice to Buyer of its desire to so inspect.

         8.09 ACCOUNTS RECEIVABLE. In the event that, following the Closing Date, Buyer receives any payment with respect to any account receivable listed on Schedule 1.02(a), then Buyer shall immediately remit such payment to Seller. Buyer shall have no collection responsibility with respect to any accounts receivable retained by Seller. In case any dispute arises in the determination of whether a payment in respect of an account receivable is properly the property of a party hereto, reference shall be made to the invoices in respect of which such payment was received as indicated on the obligor's check or the correspondence included with such payments. Any payment received with no designation of the invoice or invoices in respect of which such payment is to be applied shall be applied to the invoices outstanding for the longest period of time. In order to protect Buyer's interest in customer goodwill, Seller and the Stockholder Executive agree to give notice to Buyer prior to taking legal action against any customer of Buyer to collect any account receivable.

         8.10 NON-COMPETITION COVENANT OF STOCKHOLDER EXECUTIVE. In order to assure that Buyer realizes the benefits of the transaction contemplated herein, Stockholder Executive shall fully comply with the non-compete provision set forth in Section 6.7 of the Employment Agreement.

         8.11 CESSATION OF BUSINESS OF SELLER. Seller and the Stockholder Executive covenant and agree that as of the date immediately following the Closing Date, Seller shall permanently cease all business activity of any kind, except for the winding up of its business. Seller covenants and agrees that during the winding up of its business, Seller shall not, directly or indirectly, whether as principal, agent, trustee or through the agency of any corporation, partnership, association or agent engage in a similar business as that of Buyer or its affiliates within any jurisdiction in which Buyer or any of its affiliates conducts business.

         8.12 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Neither the Seller, and Stockholder Executive, on the one hand, or Buyer, on the other hand, shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that Buyer or its parent company may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

         8.13 CONSENTS TO ASSIGNMENT OF ASSIGNED CONTRACTS. Seller shall use its best efforts to obtain such consents as may be necessary or appropriate to vest in Buyer all of Seller's right, title and interest in and to all of the Assigned Contracts, including without limitation the consents identified on Schedule 3.06, within thirty days following the Closing.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.02 NO ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, provided, however, that Buyer may assign its rights hereunder, in whole or in part, to any corporation or other entity controlled by, controlling, or under common control with Buyer, and Buyer or its assignee may assign their rights hereunder, in whole or in part, to any purchaser of substantially all of the assets or business of Buyer or Seller. Any attempted or purported assignment by either party other than in accordance with this Section 9.02 shall be null and void.

         9.03 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party, hereto to produce or account for more than one such counterpart executed and delivered by such party.

         9.04 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Florida (without regard to conflict of laws principles thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         9.05 ARBITRATION; VENUE; ATTORNEY'S FEES. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators shall have the power to deliver both legal and equitable remedies. The place of arbitration shall be Miami-Dade County, Florida. Judgment on the award may be entered in any court having jurisdiction. Notwithstanding the provisions of this Section 9.05, if the dispute, controversy or claim relates to the subject matter of Sections 8.05 or 8.10 of this Agreement, Buyer shall the option of seeking relief through a court of competent jurisdiction located in Miami-Dade County, Florida and each of the parties hereto expressly agrees to be bound by such selection of jurisdiction and venue for purposes of such adjudication. Each party (i) waives any objection which it may have that such court is not a convenient forum for any such adjudication, (ii) agrees and consents to the personal jurisdiction of such court with respect to any claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby and (iii) agrees that process issued out of such court or in accordance with the rules of practice of such court shall be properly served if served personally or served by certified mail or other form of substituted service, as provided under the rules of practice of such court. In the event of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby the prevailing party thereunder shall be entitled to recover reasonable attorneys' and paralegals' fees (for negotiations, trials, appeals and collection efforts) and court costs incurred in connection therewith in addition to any other relief to which such party may be entitled. The prevailing party shall be the party that prevails on its claim whether or not an award or judgement is entered in its favor.

         9.06 SURVIVAL. Except as otherwise expressly set forth herein, the representations, warranties, covenants, indemnities and agreements of the parties to this Agreement contained herein or in any document delivered pursuant to or in connection herewith shall survive the Closing and shall survive any investigation by the other party.

         9.07 NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given: when delivered by hand; when delivered by facsimile (if written confirmation of receipt of the facsimile is obtained from the party to be charged with notice); five (5) days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid; or on the second business day after being sent (prepaid for next day delivery), via Federal Express, DHL or other nationally recognized delivery service, as follows:

                  (a) TO BUYER. If to Buyer addressed to:

                           DFI Acquisition Corp.
                           1901 West Cypress Creek Road
                           Suite 201
                           Fort Lauderdale, FL 33309
                           Attn: Joseph Collard
                           Telecopier No.: 954-958-6880

                           with a copy to:

                           Holland & Knight
                           701 Brickell Avenue
                           Miami, FL 33131
                           Attention: Rodney H. Bell, Esq.
                           Telecopier No.: 305-789-7799

                  (b) TO SELLER AND THE STOCKHOLDER EXECUTIVE If to Seller and/or Stockholder Executive addressed to:

                           Mark D. Solomon
                           72 Kingswood Drive
                           South Glastonbury, Connecticut 06073
                           Telecopier No.: 860-657-2250
                           with a copy to:

                           Updike, Kelly & Spellacy, P.C.
                           One State Street
                           P.O. Box 231277
                           Hartford, Connecticut 06123-1277
                           Attention: James M. Connor, Esq.
                           Telecopier No.: 860-548-2680

         Either party may designate a change in address at any time upon written notice to the other party.

         9.08 AMENDMENT AND MODIFICATION. The Agreement may be amended, modified or supplemented only by a written instrument executed by the party against whom such amendment, modification or supplement is sought to be enforced.

         9.09 WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but any such waiver or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

         9.10 INTERPRETATION. The table of contents and the article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a governmental entity or any department or agency thereof. As used in this Agreement, the term "subsidiary", when used in reference to any other person, shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person. As used in this Agreement, the term "generally accepted accounting principles" means generally accepted accounting principles as in effect and as applied in the United States. As used in this Agreement, the term "affiliate" of a person means any person directly or indirectly owning, controlling or holding with power to vote ten (10%) or more of the outstanding voting securities of such other person; (ii) any person ten (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (iii) any person directly or indirectly controlling, controlled by, or under common control with such other person; (iv) any officer, director, trustee or general partner of such other person; (v) if such other person is an officer, director, trustee or general partner, any person for which such other person acts in any such capacity; and (vi) the spouse of such other person, or any parent, grandparent, brother, sister, niece or nephew of such other person, or any lineal descendant of such other person, or the spouse of any such parent, grandparent, brother, sister, niece, nephew or lineal descendant, or any entity controlled by any of the foregoing. When used herein, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates or permits.

         9.11 ENTIRE AGREEMENT. This Agreement and the Related Agreements, including the schedules, exhibits, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of any transactions contemplated by this Agreement and the Related Agreements and supersede all prior agreements and understandings between the parties with respect thereto.

         9.12 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                           SELLER:
                                           ------

                                           DFI ACQUISITION CORP.

                                           By:
                                              ---------------------------------
                                               Tom Hoshko
                                               President


                                           BUYER:
                                           -----

                                           MDS CONSULTING SERVICES, INC.

                                           By:
                                              ---------------------------------
                                               Mark D. Solomon
                                               President


                                           STOCKHOLDER EXECUTIVE:
                                           ---------------------

                                           Mark D. Solomon